Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement on Form S-4 of German American Bancorp, Inc. of our report dated April 5, 2021, relating to the consolidated financial statements of Citizens Union Bancorp of Shelbyville, Inc. as of and for the years ended December 31, 2020 and 2019.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ MCM CPAs & Advisors LLP

Louisville, Kentucky

October 20, 2021